Exhibit 10.2

[Gap Inc. Letterhead]

October 29, 2012

Jack Calhoun

Dear Jack:

This letter is to confirm our offer to you as Global President, Banana Republic and to summarize certain compensation arrangements.

Start Date. Your first day in your new position will be November 5, 2012.

Salary. Effective on your Start Date, your annual salary will be $900,000, payable every two weeks.

Annual Bonus. Effective at the beginning of fiscal 2013, your annual target bonus will be 100% of your base salary and will be based on achievement of Gap Inc. and/or Division financial objectives as well as key business goals and individual performance. Depending on results, your actual bonus, if any, may be higher or lower and can reach a maximum of 200%. Your annual bonus for fiscal 2013 is scheduled for payment in March 2014. For the remainder of fiscal 2012, your annual target bonus will continue to be 75% of base salary and will be based on achievement of Banana Republic financial objectives, key business goals and individual performance. Bonuses for fiscal 2012 are scheduled for payment in March 2013. You must be employed by Gap Inc. on the payment date to receive an award. Gap Inc. has the right to modify the program at any time. Management discretion can be used to modify the final award amount. Bonus payments are subject to supplemental income tax withholding.

Special Stock Award. Subject to approval by the Compensation and Management Development Committee of the Board of Directors (“the Committee”) and the provisions of Gap Inc.'s stock plan, you will be granted stock awards covering 50,000 shares of Gap Inc. common stock on the date when the award is approved by the Committee in March 2013 (the “date of grant”). Awards are in the form of units that are paid in Gap Inc. stock upon vesting. The award will become vested as shown in the schedule below, provided you are employed by Gap Inc. on the vesting date. Awards are subject to income tax withholding upon vesting.

Stock Award of 25,000 shares vesting two years from date of grant.
Stock Award of 25,000 shares vesting three years from date of grant.

Long-Term Growth Program. You will continue to participate in the Long-Term Growth Program. Beginning with the fiscal 2013-2015 performance cycle, your target opportunity to earn performance shares will be 150% of your base salary.

Termination/Severance. The provisions in the Agreement for Post-Termination Benefits you signed on June 9, 2012 regarding certain compensation and benefits upon termination continue to apply.

Recoupment Policy. On February 14, 2007, the Board of Directors (“Board”) adopted a recoupment policy as described in this paragraph. You hereby agree and understand that subject to the discretion and approval of the Board, Gap Inc. will, to the extent permitted by governing law, in all appropriate cases as determined by the Board, require reimbursement and/or cancellation of any bonus or other incentive compensation, including stock-based compensation, awarded to an executive officer or other member of the Gap Inc.’s global management team where all of the following factors are present: (a) the award was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement, (b) in the Board’s view, the executive engaged in fraud or intentional misconduct that was a substantial contributing cause to the need for the restatement, and (c) a lower award would have been made to the executive based upon the restated financial results. In each such instance, Gap Inc. will seek to recover the individual executive’s entire annual bonus or award for the relevant period, plus a reasonable rate of interest.

Abide by Gap Inc. Policies/Protection of Gap Inc. Information. You agree to abide by all Gap Inc. policies including, but not limited to, policies contained in the Code of Business Conduct. You also agree to abide by the Confidentiality and Non-Solicitation terms below during and after your employment with Gap Inc.

Confidentiality. You acknowledge that you will be in a relationship of confidence and trust with Gap Inc. As a result, during your employment with Gap Inc., you will acquire “Confidential Information,” which is information (whether in electronic or any other format) that people outside Gap Inc. never see, such as unannounced product information or designs, business or strategic plans, financial information and organizational charts, and other materials.

You agree that you will keep the Confidential Information in strictest confidence and trust. You will not, without the prior written consent of Gap Inc.’s General Counsel, directly or indirectly use or disclose to any person or entity any Confidential Information, during or after your employment, except as is necessary in the ordinary course of performing your duties while employed by Gap Inc., or if required to be disclosed by order of a court of competent jurisdiction, administrative agency or governmental body, or by subpoena, summons or other legal process, provided that prior to such disclosure, Gap Inc. is given reasonable advance notice of such order and an opportunity to object to such disclosure.

You agree that in the event your employment terminates for any reason, you will immediately deliver to Gap Inc. all company property, including all documents, materials or property of any description, or any reproduction of such materials, containing or pertaining to any Confidential Information.

Non-Solicitation of Employees. In order to protect Confidential Information, you agree that so long as you are employed by Gap Inc., and for a period of one year thereafter, you will not directly or indirectly, on behalf of yourself, any other person or entity, solicit, call upon, recruit, or attempt to solicit any of Gap Inc.’s employees or in any way encourage any Gap Inc. employee to leave their employment with Gap Inc. You further agree that you will not directly or indirectly, on behalf of yourself, any other person or entity, interfere or attempt to interfere with Gap Inc.’s relationship with any person who at any time was an employee, consultant, customer or vendor or otherwise has or had a business relationship with Gap Inc.

Non-disparagement. You agree now, and after your employment with the Gap Inc. terminates not to, directly or indirectly, disparage Gap Inc. in any way or to make negative, derogatory or untrue statements about Gap Inc., its business activities, or any of its directors, managers, officers, employees, affiliates, agents or representatives to any person or entity.

Employment Status. You understand that your employment is “at-will”. This means that you do not have a contract of employment for any particular duration or limiting the grounds for your termination in any way. You are free to resign at any time. Similarly, Gap Inc. is free to terminate your employment at any time for any reason. The only way your at-will status can be changed is if you enter into an express written contract with Gap Inc. that contains the words “this is an express contract of employment” and is signed by an officer of Gap Inc.

In the event that there is any dispute over the terms, enforcement or obligations in this letter, the prevailing party shall be entitled to recover from the other party reasonable attorney fees and costs incurred to enforce any agreements.

Please note that except for those agreements or plans referenced in this letter and attachments, this letter contains the entire understanding of the parties with respect to this offer and supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) with respect to this offer. Please review and sign this letter and return it to me. You may keep one original for your personal records.

Yours sincerely,

/s/ Eva Sage-Gavin
Eva Sage-Gavin
Executive Vice President
Global HR & Corporate Affairs

Confirmed this1st day of November, 2012

/s/ Jack Calhoun
Jack Calhoun